Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-274367

November 8, 2023

LegalZoom Announces Secondary Offering of Shares of Common Stock

MOUNTAIN VIEW, Calif. – November 8, 2023 – LegalZoom.com, Inc. (Nasdaq: LZ) announced today that LucasZoom, LLC, an affiliate of investment funds advised by Permira Advisers LLC (the “Selling Stockholder”), intends to offer 15,099,993 shares of LegalZoom’s common stock in an underwritten public offering (the “Secondary Offering”).

LegalZoom is not offering any shares of its common stock in the Secondary Offering and will not receive any proceeds from the sale of shares of common stock in the Secondary Offering.

RBC Capital Markets is acting as sole underwriter for the Secondary Offering. The underwriter may offer the common stock, from time to time, for sale in one or more transactions on Nasdaq, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

LegalZoom has filed a registration statement on Form S-3 relating to the Secondary Offering (including a prospectus) with the Securities and Exchange Commission (the “SEC”) that has become effective. Before you invest, you should read the prospectus included in the registration statement, the documents incorporated by reference therein, the free writing prospectus and any other documents that LegalZoom may file with the SEC for more complete information about LegalZoom and the Secondary Offering. A copy of the prospectus supplement and accompanying prospectus relating to the Secondary Offering may be obtained, when available, by using EDGAR on the SEC website at www.sec.gov or by contacting: RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, New York, NY 10281, by telephone at 877-822-4089 or by email at equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of common stock in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About LegalZoom

LegalZoom is the leading online platform for business formation in the United States. Driven by a mission to unleash entrepreneurship, LegalZoom delivers comprehensive legal, tax and compliance products and expertise for small business owners through easy-to-use technology. From free business formations to business management solutions and professional advisory services, LegalZoom supports millions of small business owners and their families throughout the entrepreneurial journey. Founded on the belief that everyone should have affordable access to legal and financial expertise, LegalZoom empowers entrepreneurs to make their dream a reality.

Forward-Looking Statements

This press release contains forward-looking statements. LegalZoom intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts contained in this press release may be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements contained in this press release include, but are not limited to, statements concerning the conduct of the Secondary Offering, the size and terms of the Secondary Offering. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond LegalZoom’s control, including, without limitation, risks and uncertainties related to market conditions, that the size of the Secondary Offering could change or the Secondary Offering could be terminated, and the satisfaction of customary closing conditions related to the Secondary Offering. Actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the sections entitled “Risk Factors” and elsewhere included in LegalZoom’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 7, 2023, and the registration statement on Form S-3 related to the shares of common stock filed with the SEC on September 6, 2023, as well as those in its subsequent filings with the SEC. These forward-looking statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. LegalZoom qualifies all of its forward-looking statements by these cautionary statements. Except as required by applicable law, LegalZoom does not plan to publicly update or revise any forward-looking statements contained in this press release, whether as a result of any new information, future events or otherwise.

Contact

Investor Relations

investor@legalzoom.com